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                                                                    Exhibit 23.2



Independent Auditors' Consent


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-95945 of Mattress Discounters Corporation on Form S-4 of our report dated June 5, 1999 (March 27, 2000 as to paragraph 11 of Note 2) on the financial statements of Mattress Discounters Corporation, T.J.B., Inc. and The Bedding Experts, Inc. (which report expresses an unqualified opinion and includes two explanatory paragraphs referring to: (1) the combined financial statements that have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity and describes that portions of certain income and expenses represent allocations made from Heilig-Meyers Company applicable to the Company and (2) the adoption of a new method of accounting for revenue recognition), appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the use in this Amendment No. 1 to Registration Statement No. 333-95945 of Mattress Discounters Corporation on Form S-4 of our report dated June 5, 1999 (March 27, 2000 as to paragraph 12 of Note 1) on the financial statements of Mattress Discounters Corporation and T.J.B., Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of a new method of accounting for revenue recognition) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading as "Experts" in such Prospectus.



Deloitte & Touche LLP
Richmond, Virginia
March 28, 2000